Exhibit 5.1

[Letterhead of McCarthy Tétrault LLP]

February 27, 2017

Enbridge Inc.

200, 425 1st Street S.W.

Calgary, Alberta T2P 3L8

Dear Sirs/Mesdames:

Re:	Enbridge Inc. – Filing of Form S-8

This opinion has been prepared in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) by Enbridge Inc. (the “Corporation”) under the Securities Act of 1933 (the “Securities Act”) with respect to the registration of:

(i)	up to 6,200,000 common shares of the Corporation (the “Common Shares”) issuable pursuant to the Corporation’s assumption of the Spectra Energy Corp 2007 Long Term Incentive Plan (the “LTIP”), the Spectra Energy Corp Directors’ Savings Plan (the “Directors’ Savings Plan”) and the Spectra Energy Corp Executive Savings Plan (the “Executive Savings Plan”, collectively with the Directors’ Savings Plan, the “Savings Plans”); and

(ii)	up to $75,000,000 of deferred compensation obligations payable from time to time pursuant to the Corporation’s assumption of the Savings Plans.

Scope of Review

We have examined originals or copies certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents, including the LTIP, each Savings Plan and a certified copy of a resolution passed on September 5, 2016 by the directors of the Corporation and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies, certified or otherwise.

The opinion hereinafter expressed is limited to matters governed by the laws of the Province of Alberta and laws of Canada applicable therein.

Opinion

Based and relying upon the foregoing, we are of the opinion that:

1.	The Common Shares, when issued in accordance with the terms of the LTIP, the Directors’ Savings Plan or the Executive Savings Plan, as applicable, will be validly issued as fully paid and non-assessable.

2.	The Corporation has been duly authorized to assume the obligations under the Directors’ Savings Plan and the Executive Savings Plan.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,

/s/ McCarthy Tétrault LLP

McCarthy Tétrault LLP